INVESTOR FACT SHEET

SURNA®
Let's Grow Together™

Q3 2019

As of September 30, 2019

Stock Data

Stock price	$0.082
52-week price range	$0.021 – 0.130
Avg. trading volume (3 mo.)	832,000
Market cap (millions)	$18.7

Condensed Financial Data (millions)

Balance Sheet

Cash	$2.0
Working capital deficit	$0.8
Debt	$0.0
Shareholders' equity	$0.3

Income Statement (Q3 '19 YTD)

Operating income (loss)	$(0.5)
Net income (loss)	$(0.5)
Income (loss) per share	$(0.002)

Capitalization (millions)

Common shares outstanding	228.2
Potentially dilutive shares	61.7
Authorized common	350.0
Preferred shares outstanding	42.0

Additional Information

Tony McDonald
President and CEO
tony@surna.com
(303) 993-5271

Adjusted operating income (loss) means GAAP operating income (loss), after adjustment for non-cash equity compensation expense, debt-related items and depreciation expense.

For additional information, please refer to our Q3 2019 Investor Presentation in the Investor Relations section of our website.

Business Description

Surna Inc. designs, engineers and manufactures environmental control systems for indoor cannabis cultivation facilities in the U.S. and Canada. Our energy and water efficient solutions precisely control temperature and humidity and satisfy the evolving regulatory requirements facing growers. With our involvement in over 800 grow facilities since 2006, we are a trusted advisor to indoor growers for their environmental and bio-security design and control management.

Facility Lifecycle Matrix


Expanded Product/Service Offering
+
Meeting Wider Range of Cultivators' Environmental Control Needs
+
Over the Facility's Full Lifecycle
=
Greater and More Consistent and Predictable Revenue

Design →	Construction →	Startup →	Operation
current offerings: ✓ Design options ✓ Budgeting ✓ Project timelines ✓ Engineering – MEP ✓ Engineering – HVAC controls ✓ Rebate incentive consulting	current offerings: ✓ Products – modular chilled water/other HVAC ✓ Supervision of install and construction ✓ Hardware – controls system ✓ Controls integration – HVAC	current offerings: ✓ Commissioning ✓ Operator training ✓ Warranty service ✓ Facility controls systems	current offerings: ✓ Equipment retrofitting ✓ Facility assessment and redesign services (retrofit) ✓ Facility controls systems

Strategic Plan


Fertigation
Facility Design
Benches
Facility Cap Ex
Installation
Lighting
Climate Control
Operational Improvement Analytics
Consumables
Facility Operating Costs
Cultivation Management Technology
Controls & Automation
Current Surna offering
Strategic alliance targets

2020

- Identify select companies for strategic alliance
- Establish at least one significant alliance relationship

2021

- Attempt to add $10 to $20 MM of annual revenues via acquisitions
- Create widely held, actively traded and fully valued Nasdaq-listed company

There is no assurance that we will be able to consummate any strategic alliance or acquisition in furtherance of our growth strategy.

Condensed Operating Results ($ in millions)

	Q3 '18	Q4 '18	Q1 '19	Q2 '19	Q3 '19
Revenue	$3.3	$2.2	$1.8	$4.2	$5.5
Gross margin	33.0%	20.4%	27.7%	34.4%	28.6%
Operating income (loss)	$(0.7)	$(0.8)	$(0.9)	$0.1	$0.3
Adjusted operating income (loss)	$(0.1)	$(0.8)	$(0.5)	$0.4	$0.4
Cash	$1.4	$0.3	$0.5	$1.9	$2.0